Exhibit 99.1

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces the Completion of the Acquisition of First MainStreet Financial, Ltd.

Denver, Colorado, October 1, 2005 — Centennial Bank Holdings, Inc. today announced the consummation of the acquisition of First MainStreet Financial, Ltd.  The acquisition was a stock-for-stock merger and Centennial issued an aggregate of approximately 9,517,892 shares in exchange for First MainStreet’s outstanding common stock.  At June 30, 2005, First MainStreet had $371 million in assets.

As part of the acquisition, First MainStreet Bank, N.A. merged with and into one of Centennial Bank Holdings’ bank subsidiaries, Centennial Bank of the West.  First MainStreet Bank, N.A., which was headquartered in Longmont, Colorado, operated five branches in Northern Colorado.  In addition, First MainStreet Insurance, Ltd., an independent insurance agency, became a wholly owned subsidiary of Centennial Bank Holdings.

On Monday, October 3, 2005, Centennial Bank Holdings expects to list its shares on the NASDAQ National Market System with a ticker symbol of CBHI.

John Eggemeyer, Chairman of the Board and Chief Executive Officer of Centennial Bank Holdings, commented, “We are extremely pleased with the acquisition of First MainStreet.  First MainStreet’s reputation as a leading business bank in Northern Colorado is consistent with our vision of continuing Centennial’s transformation into Colorado’s premier independent commercial bank.  First MainStreet’s CEO, Tom Chapman, and First MainStreet’s board of directors have done an excellent job in building a great franchise.  We look forward to working with Tom and the rest of his team in integrating our two companies.  We have also added Stephen Joyce, Chairman of the Board for First MainStreet, to Centennial Bank Holdings’ board of directors.  We are looking forward to his experience on our board.”

Tom Chapman, First MainStreet’s CEO, stated, “We are very excited about merging with Centennial.  Centennial’s management team is very strong and we are pleased to be a part of one of Colorado’s fastest growing banking organizations.”

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 35 branches in Colorado through its three bank subsidiaries, Centennial Bank of the West, Collegiate Peaks Bank and Guaranty Bank and Trust Company.  Centennial Bank Holdings provides banking and other financial services throughout its targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses.  At June 30, 2005, Centennial Bank Holdings had $2.5 billion in assets.  On June 24, 2005, Centennial Bank Holdings entered into a merger agreement with Foothills Bank, a Colorado state-chartered bank.  Centennial Bank Holdings expects the merger will be consummated in the fourth quarter of 2005, subject to receipt of all regulatory and shareholder approvals and fulfillment of other customary conditions.  At June 30, 2005, Foothills Bank had total assets of $126 million.  On August 25, 2005, Centennial Bank Holdings entered into a stock purchase agreement with Collegiate Peaks Bancorp, Inc., pursuant to which Collegiate Peaks Bancorp, Inc. will acquire 100%

ownership of Collegiate Peaks Bank.  Centennial Bank Holdings expects the transaction to close late in the fourth quarter of 2005, subject to receipt of all regulatory approval and fulfillment of other customary conditions.  At June 30, 2005, Collegiate Peaks Bank had total assets of $94 million.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations.  These forward-looking statements are identified by their use of terms and phrases such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other similar terms and phrases of meaning and expression in connection with any discussion of future operating or financial performance.  Forward-looking statements can also be identified by the fact that they do not relate strictly to historical facts.  These forward-looking statements, implicitly and explicitly, include information concerning Centennial Bank Holdings’ ability to integrate the operations of First MainStreet Bank, N.A. and First MainStreet Insurance, Ltd., to consummate the acquisition of Foothills Bank and the disposition of Collegiate Peaks Bank, including the timing of each, possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth, revenue growth, future acquisitions, non-interest income levels, including fees from loans and other product sales, credit performance on loans made by Centennial Bank Holdings, increases in competitive pressure among financial institutions, tangible capital generation, market share, expense levels, changes in the interest rate environment, continued ability to attract and employ qualified personnel, results from new business initiatives in Centennial Bank Holdings’ community banking business, and other business operations and strategies.  Centennial Bank Holdings can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  Centennial Bank Holdings undertakes no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

CONTACT:

Paul W. Taylor, Chief Financial Officer

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, CO 80202

(303) 296-9600